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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): MARCH 21, 2005

                             CARRIZO OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                       000-22915               76-0415919
(State or other jurisdiction of         (Commission           (I.R.S. Employer
        incorporation)                  File Number)         Identification No.)

         1000 LOUISIANA STREET
               SUITE 1500
             HOUSTON, TEXAS                                    77002
(Address of principal executive offices)                     (Zip code)


       Registrant's telephone number, including area code: (713) 328-1000

                                       N/A
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

                  On March 21, 2005, Carrizo Oil & Gas, Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with Gregory E. Evans pursuant to which Mr. Evans will serve as Vice President - Exploration. Under the Agreement, Mr. Evans will receive an annual base salary and an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account Mr. Evans' position and responsibilities. Mr. Evans' salary is subject to periodic review and the Agreement provides for increases consistent with increases in base salary generally awarded to other executives of the Company. The Agreement entitles Mr. Evans to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The Agreement has an initial one year term; provided that at March 21, 2005 and on every day thereafter, the term of the Agreement is automatically extended for one day, such that the remaining term of the Agreement will never be less than one year. Both the Company and Mr. Evans may terminate Mr. Evans' employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the Agreement), or if employment is terminated by Mr. Evans either (x) for any reason (including by reason of death) during a 60 day period following the elapse of one year after a change of control (as defined in the Agreement) (the "Window Period") or (y) with good reason (as defined in the Agreement), under the Agreement Mr. Evans will generally be entitled to (i) an immediate lump sum cash payment equal to his annual base salary that would have been payable for the remainder of the term of the Agreement discounted at 6%,
(ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage, (iii) a pro-rated bonus for the year of termination, and (iv) the immediate vesting of any stock options or restricted stock previously granted to Mr. Evans and outstanding as of the time immediately prior to the date of his termination, and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had Mr. Evans remained employed for the remaining term. If the termination is after or in anticipation of a change of control, the assumed remaining employment period for purposes of calculating the lump sum described above in subparagraph (i) shall be 18 months, and Mr. Evans will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code. If Mr. Evans' employment terminates upon his death and other than in a Window Period, the Company will pay a sum equal to his annual base salary for the remaining term of the Agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company, a prorated annual bonus for the year of death, continued welfare benefits for Mr. Evans' dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. In the event of a dispute regarding Mr. Evans' rights upon termination of employment, the Agreement also provides that Mr. Evans is entitled to payment of his legal fees and any amounts potentially due under the Agreement pending resolution of the dispute, provided that he must return any attorneys' fees advanced in the event he is not the


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prevailing party in the dispute. Upon a voluntary termination of employment, Mr.
Evans has agreed to be subject to a two-year noncompetition and nonsolicitation covenant.

                  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

                  (c)    Exhibits

                  10.1 Employment Agreement between the Company and Gregory E. Evans dated March 21, 2005.

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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CARRIZO OIL & GAS, INC.


                               By:    /s/ Paul F. Boling
                                      ------------------------------------------
                               Name:  Paul F. Boling
                               Title: Vice President and Chief Financial Officer

Date: March 22, 2005

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                                  EXHIBIT INDEX


NO.         DESCRIPTION
---         -----------

10.1 Employment Agreement between the Company and Gregory E. Evans dated March 21, 2005.